[MANDALAY MEDIA, INC. LETTERHEAD]

As of November 7, 2007

Bruce Stein
1894 Westridge Road
Los Angeles, Ca 90049

RE:	Employment Terms

Dear Bruce:

On behalf of Mandalay Media, Inc. (the “Company”), I am pleased to offer you the position of Chief Operating Officer of the Company, commencing on January 1, 2008 or earlier, at your option, and invite you to be a member of the Company’s Board of Directors as of the date hereof (the “Commencement Date”) on the following terms.

You will be expected to perform various duties consistent with your position, including, but not limited to, identifying and managing potential acquisitions for the Company’s casual gaming division and consulting with the officers and directors of the Company on other potential acquisitions and business opportunities of the Company. You will report to the Board of Directors of the Company. You will work at either our offices located at 2121 Avenue of the Stars, Suite 2550, in Los Angeles, California (at least two days a week) or Mandalay’s offices at 4751 Wilshire Boulevard, Los Angeles, California.

You agree during your employment to devote substantially all of your business time, energy, experience and talents to the performance of your duties and responsibilities as an employee, officer and Director of the Company. You agree also to devote your best efforts to advance the interests of the Company and agree not to engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not you receive any compensation therefor, without the prior written consent of the Board of Directors of the Company, which consent will not be unreasonably withheld. For purposes hereof, the Company acknowledges that you are currently a member of the board of directors of Viewsonic Corporation, which position as of the date hereof shall not be breach of this letter agreement. When you are not rendering services on behalf of the Company, you may, on a limited basis, spend your time completing non-exclusive duties and responsibilities with The Hatchery, provided, that such duties and responsibilities may not interfere with the performance of your duties and responsibilities as an employee, officer and Director of the Company.

Your compensation will be $250,000 per year (beginning on the date on which you commence your duties as Chief Operating Officer of the Company), less payroll deductions and all required withholdings (the “Base Salary”). You will be paid semi-monthly and you will be eligible to participate in any Company benefits that the Company may make available to its executive employees from time to time. Any bonus or additional consideration shall be at the discretion of the Board of Directors of the Company. If you are hired to be a full time Chairman or Chief Executive Officer of any company or entity affiliated with the Company, then the Company shall negotiate your entire compensation package in good faith.

Subject to approval by the Board of Directors of the Company (or an appropriate Committee appointed by the Board of Directors) you will be granted options to purchase 550,000 shares of common stock of the Company (the "Options") at exercise prices equal to the fair market value of the common stock at the time of the grant. An option to purchase 500,000 shares will be granted on the Commencement Date and, provided you are employed by the Company or still serving as a Director, an option to purchase 50,000 shares will be granted on January 2, 2008. The Options will vest as follows: a third of each option will vest on the date of grant, a third of each option will vest on the first anniversary of the Commencement Date and the last third of each option will vest on the second anniversary of the Commencement Date, in each case provided you are employed by or still providing services to the Company at such date. The Options will be issued subject to the terms of a formal stock option agreement and the stock plan in effect on the date of grant.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

Your employment with the Company is for a period of two years from the date beginning on the date on which you commence your duties as Chief Operating Officer of the Company, however, your employment may be terminated by the Company for “cause” (as defined below) or by you for “good reason” (as defined below). Provided that you are still employed by the Company, we shall begin good faith discussions with you regarding an extension of your employment approximately six months prior to the scheduled expiration of this letter. If the Company terminates your employment for cause or if you voluntarily leave the employ of the Company without good reason, the Company’s obligations shall terminate on the date of such cessation of employment. For purposes of this letter, the term “cause” for termination shall be deemed to exist upon the occurrence of any of the following: (a) a good faith finding by the Company that you have engaged in dishonesty, gross negligence or gross misconduct that injures the Company; (b) your conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or (c) your material breach of your duties under this letter (including a good faith determination by the Company that your activities with The Hatchery are detrimental to the Company), which, if curable, has not been cured within fourteen (14) days after you shall have received written notice from the Company stating the nature of such breach. For purposes of this Agreement, a “good reason” means any of the following: (i) A change in the principal location at which you provide services to the Company, without your prior written consent; (ii) A material adverse change by the Company in your title, duties, authority or responsibilities as Chief Operating Officer of the Company; or (iii) A change in the lines of reporting.

If your employment is terminated without cause or by you for good reason during the term of this letter, then, subject to the execution of a mutual release agreement, the Company shall pay you six (6) months of your then Base Salary, provided that in no event will the Company be obligated to pay you any amounts beyond the term of this letter. These payments will be made in accordance with the Company's ordinary payroll practices and will begin on the first scheduled payday that is eight days or more after your execution and compliance with the release agreement provided to you by the Company, provided that you execute that release agreement within four (4) weeks of your receipt of the release agreement from the Company. Except as set forth herein, you shall not be entitled to any additional compensation or benefits in the event of a termination without cause or by good reason.

You agree that during the term of your employment with the Company, that you will not, in any capacity, whether for on your own account or on behalf of any other person or organization, directly or indirectly, with or without compensation, (a) own, operate, manage, or control, (b) serve as an officer, director, partner, member, employee, agent, consultant, advisor or developer or in any similar capacity to, (c) divert, or in any way attempt to divert, any customer or prospect of the Company to any potential, current, past or prospective competitor of the Company, or (d) have any financial interest in (other than as a holder of less than 5% of the capital stock of any publicly traded corporation) or aid or assist anyone else in the conduct of, any person or enterprise engaged in a business competitive with the business of the Company.

For a period of one (1) year immediately following the termination of your employment with the Company, you shall not directly or indirectly solicit, recruit, or encourage any other employee or contractor of the Company to leave or cease business relations with the Company.

All notices, requests, consents, demands and other communications hereunder (collectively, “Notices”) shall be in writing, addressed to the receiving party's address as set forth below or to such other address as a party may designate by notice hereunder, and either (i) delivered by hand, (ii) sent by telex, telecopier or facsimile transmission, (iii) sent by a nationally recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid: if to the Company, 2121 Avenue of the Stars, Suite 2550, Los Angeles, CA 90067 and if to you, at the address set forth above. All Notices shall be deemed to have been given either (i) if by hand, at the time of actual delivery thereof to the receiving party at such party’s address, as provided above, (ii) if made by telex, telecopier or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such Notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

This letter forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. The terms of this letter agreement cannot be modified, except in a writing signed by a Company officer.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This Agreement will be binding upon your heirs, executors, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns.

If at any time the provisions of this letter shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, then this letter shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and all of the parties hereto agree that this letter as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

We look forward to a productive and enjoyable work relationship.

Sincerely,

Mandalay Media, Inc.

/s/ Jim Lefkowitz	/s/ Bruce Stein
Jim Lefkowitz, President	Bruce Stein

Date: As of November 7, 2007